Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement No. 333-232515 on Form S-3 and Registration Statement Nos. 333-191094 and 333-238709 each on Form S-8 of Office Properties Income Trust of our report dated August 30, 2021, relating to the Statement of Revenues and Certain Expenses of 1K Fulton, appearing in this Current Report on Form 8-K/A.

/s/ Baker Newman & Noyes LLC
Boston, Massachusetts
August 30, 2021